FOR IMMEDIATE RELEASE
Limbach Holdings Reports Third Quarter 2020 Results
Third Quarter 2020 Revenue Increases 10.6% over prior year; Diluted EPS of $0.31;
Third Quarter Net Cash Provided by Operating Activities of $12.8 million
Increasing Adjusted EBITDA Guidance for Fiscal 2020
Conference Call Scheduled for 10:00 am ET on November 12, 2020
PITTSBURGH, PA – November 12, 2020 – Limbach Holdings, Inc. (Nasdaq: LMB) (“Limbach” or the “Company”) today announced its financial results for the quarter ended September 30, 2020. Revenue for the third quarter increased 10.6% from the prior year period to $163.9 million. Gross margin in the quarter was 14.8%, an increase of 235 basis points as compared to the same period during fiscal year 2019. Greater gross profit combined with moderate growth in selling, general and administrative expenses resulted in net income of $2.5 million and Adjusted EBITDA of $8.8 million which reflects Adjusted EBITDA growth of more than twice the prior year period amount. The Company generated strong cash flow, with net cash provided by operating activities of $12.8 million in the quarter.
The following are key financial highlights of the third quarter. All comparisons are to the third quarter of 2019, unless noted otherwise.
•Construction segment revenue of $130.5 million increased 10.2% driven by growth in the Michigan, Ohio, and New England operating regions, offset by revenue declines in the Florida, Southern California and Eastern Pennsylvania regions. Service segment revenue of $33.4 million increased 12.3%, driven by growth in the Florida, Mid-Atlantic and Western Pennsylvania regions, offset by a revenue decline in the Michigan region.
•Gross margin increased to 14.8% from 12.4%, primarily as a result of improved project execution in the Construction segment and improved pricing and business mix in the Service segment. Gross margin in the Service segment was 27.9% representing an increase of 360 basis points.
•SG&A expense in the third quarter increased approximately $0.4 million to $17.0 million as compared to $16.6 million as the Company continued to invest in Service segment and owner-direct sales and execution resources. That growth in SG&A expense was offset by a decline in Construction segment and Corporate SG&A which reflects the continuing effort to identify cost reductions undertaken earlier in the calendar year. As a percent of revenue, SG&A expense was 10.4% as compared to 11.2%.
•Interest expense was $2.2 million in the third quarter of 2020 as compared to $1.8 million as the Company paid higher interest rates under the Company’s term loan following the execution in the third quarter of 2019 of an amendment to its credit facility.

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•Net income in the third quarter was $2.5 million compared with a net loss of $(3.0) million. Diluted EPS increased to $0.31 as compared to $(0.39).
•Net cash provided by operating activities was $12.8 million in the third quarter, as compared to net cash used in operating activities of $(1.9) million.
•Total backlog at September 30, 2020 was $469.3 million as compared to $470.6 million as of June 30, 2020 and $561.2 million as of December 31, 2019. At September 30, 2020, Construction segment backlog accounted for $407.5 million of the consolidated total. Service segment backlog accounted for $61.8 million of the consolidated total.
Charlie Bacon, Limbach’s President and Chief Executive Officer, said, “Overall, we experienced a more normalized operating environment during the third quarter. Our strong performance on a consolidated basis reflected continuing improvement in execution in the Construction segment. We expect that dynamic to continue over the coming quarters as older, lower-margin projects are completed and are replaced with higher margin opportunities that better reflect our enhanced risk management paradigm. We’re pleased with the quality and quantity of the mid-size and large project opportunities we are negotiating and booking into backlog and remain disciplined about project selection. We also generated sequential growth in the Service segment where the impact from COVID-19 had been most significant earlier this year. The velocity we experienced in the Service segment this quarter better reflects what we consider to be a run-rate level of activity, and we’re obviously pleased with the continued expansion in margins.”
Mr. Bacon continued, “We also saw another quarter of cash flow generation and improvement in working capital and liquidity. Our quarter-end cash balance increased 37.4% sequentially to $39.6 million, and we again finished the quarter undrawn on the revolver other than to support certain standby letters of credit. Strengthening the balance sheet has been a core initiative all year and will remain so as we enter the winter season and prepare to confront a number of economic, political and public-health uncertainties. Despite these continued distractions, our employees persevered to generate solid financial and operating performance during the quarter and remain well focused on working safely. Given our performance on a year-to-date basis, we are increasing our Adjusted EBITDA guidance from a range of $22-24 million to a range of $23-26 million. We’re maintaining revenue guidance of $560-600 million. We’re excited to carry this momentum through the balance of the year and into 2021.”
Third Quarter 2020 Summary
Revenue
Third quarter 2020 revenue increased 10.6% to $163.9 million compared to $148.1 million in the prior year period. Revenue for the third quarter of 2019 is “As Recast” to reflect the adoption of ASC Topic 606, which amends the existing accounting standards for revenue recognition and establishes principles for recognizing revenue upon the transfer of promised goods or services to customers based on the expected consideration to be received in exchange for those goods or services.
Construction segment of $130.5 million increased 10.2% driven by growth in the Michigan, Ohio and New England operating regions mainly as a result of the start of new projects and the continuation of work on existing projects. These increases were partially offset by revenue decreases in the Florida operating region largely due to project shutdowns due to COVID-19, planned reductions in revenue in the Southern California region and a decrease in revenue in the Eastern Pennsylvania region due to the substantial completion of projects in the third quarter of 2020 compared to the same prior year quarter. Service segment revenue of

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$33.4 million represented an increase of 12.3% over the third quarter of 2019, driven by growth in the Florida, Mid-Atlantic and Western Pennsylvania regions, offset by a revenue decline in the Michigan region.

Gross Profit
Total gross margin for the quarter was 14.8% as compared to 12.4% in last year’s third quarter. Gross profit for the third quarter of 2019 is “As Recast” to reflect the adoption of ASC Topic 606. In the current period, gross profit in the Construction segment increased by 33.2% driven by higher margins and a reduction in project write-downs. Gross profit in the Service segment increased by 29.0% as a result of more favorable project pricing across most lines of business which remains a key focus area.
Gross profit was negatively impacted by the recognition of net project write-downs of $2.4 million, approximately two-thirds of which are related to previously addressed projects in the Southern California region. That net project adjustment was more favorable than the net project adjustment recognized in the prior year period which also included write-downs on several projects in the Southern California operating region.
SG&A Expense
SG&A expense for the third quarter was $17.0 million compared to $16.6 million in the prior year period. The increase of approximately $0.4 million resulted from an increase of $2.1 million in higher performance-based compensation expense due to the Company’s current year-to-date performance, offset by expense reductions in payroll, travel and entertainment, and other Corporate categories. As a percent of total revenue, SG&A expense for the third quarter declined to 10.4% from 11.2% in the prior year period.
Net Income
Net income was $2.5 million compared to a net loss of $(3.0) million in the prior year period. Net loss for the third quarter of 2019 is “As Recast” to reflect the adoption of ASC Topic 606. Net income per basic and diluted share for the third quarter was $0.32 and $0.31, respectively, compared to a net loss per share of $(0.39) for both basic and diluted for the prior year period.
Adjusted EBITDA
Adjusted EBITDA for the third quarter was $8.8 million as compared to $3.8 million in the prior year period, an increase of 130.4%. Adjusted EBITDA for the third quarter of 2019 is “As Recast” to reflect the adoption of ASC Topic 606. The increase in Adjusted EBITDA was primarily attributable to the increased revenue and gross margins in both the Construction and Service segments during the third quarter of 2020, offset by a moderate increase in SG&A expense.
Backlog and Remaining Performance Obligations
Total backlog at September 30, 2020 was $469.3 million as compared to $561.2 million as of December 31, 2019. At September 30, 2020, Construction segment backlog accounted for $407.5 million of the consolidated total, a decrease of 19.2% as compared to Construction segment backlog at December 31, 2019 of $504.2 million. Service segment backlog accounted for $61.8 million of the consolidated total, an increase of 8.4% as compared to Service segment backlog of $57.0 million at December 31, 2019.
Backlog includes unexercised contract options which are not included in the Company’s remaining performance obligations. At September 30, 2020, remaining performance obligations of the Company's Construction and Service segment contracts were $407.5 million and $47.6 million, respectively. At December 31, 2019, remaining performance obligations of the Company's Construction and Service segment contracts were $504.2 million and $41.9 million, respectively.

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Balance Sheet
At September 30, 2020, the Company had current assets of $237.7 million and current liabilities of $187.0 million, representing a current ratio of 1.27x. Working capital was $50.7 million at September 30, 2020, an increase of $12.2 million from December 31, 2019. The Company had no borrowings against its $14.0 million revolving credit facility at September 30, 2020, other than for standby letters of credit totaling $3.4 million.

2020 Guidance
The Company announces the following updated guidance for 2020:

	Current	Previous
Revenue	$560 million - $600 million	$560 million - $600 million
Adjusted EBITDA	$23 million - $26 million	$22 million - $24 million
In addition to the risks and uncertainties identified under “Forward-Looking Statements,” the Company’s 2020 guidance is estimated based on the assumption that any impact on the Company in the fourth quarter of the year from a resurgence of COVID-19 is no more extensive or impactful than what Limbach and the construction industry in the United States experienced in the third quarter of fiscal year 2020.
With respect to projected fiscal year 2020 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to taxes and other items, which are excluded from Adjusted EBITDA. We expect the variability of this item to have a potentially unpredictable, and potentially significant, impact on our future financial results.
Conference Call Details
Date:     Thursday, November 12, 2020
Time:     10:00 a.m. Eastern Time
Participant Dial-In Numbers:
Domestic callers:     (866) 604-1698
International callers:    (201) 389-0844
Access by Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of LMB’s website at www.limbachinc.com or by clicking on the conference call link: https://78449.themediaframe.com/dataconf/productusers/lmb/mediaframe/41132/indexl.html. An audio replay of the call will be archived on the Company’s website for 365 days.

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About Limbach
Founded in 1901, Limbach is the 8th largest mechanical systems solutions firm and 44th largest specialty contractor in the United States as determined by Engineering News Record. Limbach provides building infrastructure services, with an expertise in the design, installation and maintenance of HVAC and mechanical, electrical, and plumbing systems for a diversified group of commercial and institutional building owners. Limbach employs more than 1,700 employees in 22 offices throughout the United States. The Company’s full life-cycle capabilities, from concept design and engineering through system commissioning and recurring 24/7 service and maintenance, position Limbach as a value-added and essential partner for building owners, construction managers, general contractors and energy service companies.
Recast Presentation for 2019
As noted, Revenue for the third quarter of 2019 is “As Recast” to reflect the adoption of ASC Topic 606, which amends the existing accounting standards for revenue recognition and establishes principles for recognizing revenue upon the transfer of promised goods or services to customers based on the expected consideration to be received in exchange for those goods or services. For more information, including reconciliation related to the As Recast Revenue numbers, please refer to our periodic filings, which are available on the SEC's website (www.sec.gov).
Forward-Looking Statements
We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, adjusted EBITDA, revenues, expenses, backlog, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition, and in particular statements regarding the impact of the COVID-19 pandemic on the construction industry in the fourth quarter and future periods, timing of the recognition of backlog as revenue, the potential for recovery of cost overruns, and the ability of the Company to successfully remedy the issues that have led to write-downs in various business units. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. Additionally, our revised “2020 Guidance” is inherently forward looking, and is subject to a number of risks and uncertainties and assumptions which may ultimately cause that guidance to be different than we project. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.

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Investor Relations:
The Equity Group, Inc.
Jeremy Hellman, CFA
Vice President
(212) 836-9626 / jhellman@equityny.com
or
Limbach Holdings, Inc.
S. Mathew Katz
Executive Vice President
(212) 201-7006 / matt.katz@limbachinc.com

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LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
(in thousands, except share and per share data)		(As Recast)		(As Recast)
Revenue	$163,856	$148,119	$437,813	$414,469
Cost of revenue	139,685	129,746	375,083	358,778
Gross profit	24,171	18,373	62,730	55,691
Operating expenses:
Selling, general and administrative expenses	17,045	16,568	47,596	49,691
Amortization of intangibles	109	149	526	499
Total operating expenses	17,154	16,717	48,122	50,190
Operating income	7,017	1,656	14,608	5,501
Other income (expenses):
Interest expense, net	(2,154)	(1,759)	(6,449)	(4,190)
Gain on disposition of property and equipment	3	17	18	38
Loss on debt extinguishment	—	—	—	(513)
Gain (loss) on change in fair value of warrant liability	(1,371)	525	(1,312)	422
Impairment of goodwill	—	(4,359)	—	(4,359)
Total other expenses	(3,522)	(5,576)	(7,743)	(8,602)
Income (loss) before income taxes	3,495	(3,920)	6,865	(3,101)
Income tax provision (benefit)	970	(942)	1,445	(681)
Net income (loss)	$2,525	$(2,978)	$5,420	$(2,420)
Earnings Per Share (“EPS”)
Income (loss) per common share:
Basic	$0.32	$(0.39)	$0.69	$(0.32)
Diluted	$0.31	$(0.39)	$0.68	$(0.32)
Weighted average number of shares outstanding:
Basic	7,890,074	7,673,517	7,844,587	7,653,372
Diluted	8,107,149	7,673,517	7,969,857	7,653,372

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LIMBACH HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(in thousands, except share and per share data)	September 30, 2020	December 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$39,600	$8,344
Restricted cash	113	113
Accounts receivable, net	124,839	105,067
Contract assets	68,576	77,188
Income tax receivable	685	494
Other current assets	3,908	4,174
Total current assets	237,721	195,380

Property and equipment, net	20,582	21,287
Intangible assets, net	11,785	12,311
Goodwill	6,129	6,129
Operating lease right-of-use assets	19,533	21,056
Deferred tax asset	4,575	4,786
Other assets	461	668
Total assets	$300,786	$261,617

LIABILITIES
Current liabilities
Current portion of long-term debt	$6,612	$4,425
Current operating lease liabilities	3,875	3,750
Accounts payable, including retainage	88,962	86,267
Contract liabilities	61,085	42,370
Accrued income taxes	1,959	12
Accrued expenses and other current liabilities	24,508	20,045
Total current liabilities	187,001	156,869
Long-term debt	37,462	38,868
Long-term operating lease liabilities	16,402	18,247
Other long-term liabilities	6,794	763
Total liabilities	247,659	214,747
Commitments and contingencies

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 100,000,000 shares authorized, 7,894,202 issued and outstanding at September 30, 2020 and 7,688,958 at December 31, 2019	1	1
Additional paid-in capital	57,394	56,557
Accumulated deficit	(4,268)	(9,688)
Total stockholders’ equity	53,127	46,870
Total liabilities and stockholders’ equity	$300,786	$261,617

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LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine months ended September 30,
	2020	2019
(in thousands)		(As Recast)
Cash flows from operating activities:
Net income (loss)	$5,420	$(2,420)
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	4,635	4,234
Impairment of goodwill	—	4,359
Provision for doubtful accounts	62	104
Stock-based compensation expense	739	1,373
Noncash operating lease expense	3,033	2,789
Amortization of debt issuance costs	1,620	901
Deferred income tax (benefit) provision	211	(775)
Gain on sale of property and equipment	(18)	(38)
Loss on debt extinguishment	—	513
Gain on change in fair value of warrant liability	1,312	(422)
Changes in operating assets and liabilities:
Accounts receivable	(19,834)	(5,223)
Contract assets	8,612	(15,768)
Other current assets	270	29,733
Accounts payable, including retainage	2,695	(1,406)
Prepaid income taxes	(192)	77
Accrued taxes payable	1,947	63
Contract liabilities	18,715	(6,826)
Operating lease liabilities	(3,229)	(2,789)
Accrued expenses and other current liabilities	8,925	(25,961)
Other long-term liabilities	306	(102)
Net cash provided by (used in) operating activities	35,229	(17,584)
Cash flows from investing activities:
Proceeds from sale of property and equipment	65	148
Advances (to) from joint ventures	(3)	3
Purchase of property and equipment	(1,116)	(2,192)
Net cash used in investing activities	(1,054)	(2,041)
Cash flows from financing activities:
Increase in bank overdrafts	—	6,102
Payments on Credit Agreement term loan	—	(14,335)
Proceeds from Credit Agreement revolver	—	17,500
Payments on Credit Agreement revolver	—	(17,500)
Proceeds from 2019 Revolving Credit Facility	7,250	19,250
Payments on 2019 Revolving Credit Facility	(7,250)	(19,250)

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LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows (continued)
(Unaudited)

Payments on 2019 Refinancing Term Loan	(1,000)	—
Proceeds from 2019 refinancing Term Loan, net of debt discount	—	38,643
Warrants issued in conjunction with the 2019 Refinancing Term Loan	—	969
Embedded derivative associated with the 2019 Refinancing Term Loan	—	388
Payments on Bridge Term Loan	—	(7,736)
Payments on finance leases	(1,966)	(1,803)
Payments of debt issuance costs	—	(3,339)
Taxes paid related to net-share settlement of equity awards	(102)	(123)
Proceeds from contributions to Employee Stock Purchase Plan	149	—
Net cash (used in) provided by financing activities	(2,919)	18,766
Increase in cash, cash equivalents and restricted cash	31,256	(859)
Cash, cash equivalents and restricted cash, beginning of period	8,457	1,732
Cash, cash equivalents and restricted cash, end of period	$39,713	$873
Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Right of use assets obtained in exchange for new operating lease liabilities	$924	$3,022
Right of use assets obtained in exchange for new finance lease liabilities	2,399	2,685
Right of use assets disposed or adjusted modifying operating lease liabilities	586	1,651
Right of use assets disposed or adjusted modifying finance lease liabilities	(64)	(55)
Interest paid	$4,817	$3,091

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LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended September 30,		Increase/(Decrease)
	2020	2019
(in thousands)		(As Recast)	$	%
Statement of Operations Data:
Revenue:
Construction	$130,498	$118,424	$12,074	10.2%
Service	33,358	29,695	3,663	12.3%
Total revenue	163,856	148,119	15,737	10.6%

Gross profit:
Construction	14,848	11,144	3,704	33.2%
Service	9,323	7,229	2,094	29.0%
Total gross profit	24,171	18,373	5,798	31.6%

Selling, general and administrative expenses:(1)
Construction	10,501	10,746	(245)	(2.3)%
Service	6,240	5,329	911	17.1%
Corporate	304	493	(189)	(38.3)%
Total selling, general and administrative expenses	17,045	16,568	477	2.9%
Amortization of intangibles (Corporate)	109	149	(40)	(26.8)%
Operating income (loss):
Construction	4,347	398	3,949	992.2%
Service	3,083	1,900	1,183	62.3%
Corporate	(413)	(642)	229	(35.7)%
Total operating income	$7,017	$1,656	$5,361	323.7%

(1)    Starting January 1, 2020, we changed the methodology in which we present our corporate selling, general and administrative expenses to our CODM to better reflect the way the business is managed. Under this new methodology, all corporate expenses except for stock-based compensation are allocated to our Construction and Service segments. For comparability purposes, we reclassified our selling, general and administrative expense segment amounts for the three months ended September 30, 2019 to align with this updated allocation methodology.

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LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Nine months ended September 30,		Increase/(Decrease)
	2020	2019
(in thousands)		(As Recast)	$	%
Statement of Operations Data:
Revenue:
Construction	$345,921	$327,643	18,278	5.6%
Service	91,892	86,826	5,066	5.8%
Total revenue	437,813	414,469	23,344	5.6%

Gross profit:
Construction	38,043	34,742	3,301	9.5%
Service	24,687	20,949	3,738	17.8%
Total gross profit	62,730	55,691	7,039	12.6%

Selling, general and administrative expenses:(1)
Construction	28,700	32,427	(3,727)	(11.5)%
Service	18,157	15,890	2,267	14.3%
Corporate	739	1,374	(635)	(46.2)%
Total selling, general and administrative expenses	47,596	49,691	(2,095)	(4.2)%
Amortization of intangibles (Corporate)	526	499	27	5.4%
Operating income (loss):
Construction	9,343	2,315	7,028	303.6%
Service	6,530	5,059	1,471	29.1%
Corporate	(1,265)	(1,873)	608	(32.5)%
Total operating income	$14,608	$5,501	$9,107	165.6%

(1)    Starting January 1, 2020, we changed the methodology in which we present our corporate selling, general and administrative expenses to our CODM to better reflect the way the business is managed. Under this new methodology, all corporate expenses except for stock-based compensation are allocated to our Construction and Service segments. For comparability purposes, we reclassified our selling, general and administrative expense segment amounts for the three months ended September 30, 2019 to align with this updated allocation methodology.

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Non-GAAP Financial Measures
In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measure is Adjusted EBITDA, a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income (loss) calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of net income (loss) to Adjusted EBITDA, the most comparable GAAP measure, is provided below.
We refer to our estimated revenue on uncompleted contracts, including the amount of revenue on contracts for which work has not begun, less the revenue we have recognized under such contracts, as “backlog.” Backlog includes unexercised contract options.

Reconciliation of Net Income (loss) to Adjusted EBITDA
	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2020	2019 (As Recast)	2020	2019 (As Recast)
Net income (loss)	$2,525	$(2,978)	$5,420	$(2,420)

Adjustments:
Depreciation and amortization	1,495	1,362	4,635	4,234
Interest expense	2,154	1,759	6,449	4,190
Non-cash stock-based compensation expense	304	491	739	1,373
Loss on debt extinguishment	—	—	—	513
Impairment of goodwill	—	4,359	—	4,359
Change in fair value of warrants	1,371	(525)	1,312	(422)
Severance expense	—	—	622	—
Income tax (benefit) provision	970	(942)	1,445	(681)
CFO transition costs	—	301	—	301
Adjusted EBITDA	$8,819	$3,827	$20,622	$11,447
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